EXHIBIT 5.1

FAEGRE BAKER DANIELS LLP
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone (612) 766-7000
Facsimile (612) 766-1600

September 14, 2012

Board of Directors

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Re:          Sunshine Heart, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of 1,800,000 shares (the “Shares”) of common stock, par value $0.0001 per share of Sunshine Heart, Inc. (the “Company”), offered and to be offered pursuant to the Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the 2011 Plan and that, when issued and sold as contemplated in the Registration Statement and in accordance with the 2011 Plan, the Shares will be legally issued, fully paid and nonassessable.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the 2011 Plan prior to the issuance thereof.  As to any facts material this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.  While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman